Exhibit 5.1

May 10, 2016

Nuance Communications, Inc.

1 Wayside Road

Burlington, MA 01803

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about May 10, 2016 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of (i) 1,300,000 shares of the Company’s Common Stock $0.001 par value (the “Shares”) reserved for issuance pursuant to the Amended and Restated 2000 Stock Plan. As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares pursuant to the Amended and Restated 2000 Stock Plan. It is my opinion that the Shares, when issued and sold in the manner referred to in the Amended and Restated 2000 Stock Plan will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me as Vice President, Associate General Counsel of the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Leanne J. Fitzgerald

Leanne J. Fitzgerald

Vice President, Associate General Counsel

Nuance Communications, Inc.